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News Announcement

CONTACT:
Star Gas Partners	Robert Rinderman, Steven Hecht
Investor Relations	Jaffoni & Collins Incorporated
203/328-7310	212/835-8500 or SGU@jcir.com

FOR IMMEDIATE RELEASE

STAR GAS ANNOUNCES RECEIPT OF COMPETING PROPOSAL

STAMFORD, CT (February 16, 2006) – Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU, SGH), a home energy distributor and services provider specializing in heating oil, announced today that it had received an unsolicited competing proposal by a consortium consisting of Soros Fund Management, LLC (“Soros”), Atticus Capital LP (“Atticus”) and Almeida Oil Co., Inc. (“Almeida”) for the strategic recapitalization of the Partnership. The proposal by this consortium contemplates the formation of a new company, referred to herein as the “Soros Group,” to effectuate the transactions contained in their proposal.

The Soros Group proposal includes, among other things, a proposed commitment by the Soros Group of $30 million of new equity capital and a standby commitment in a $35 million rights offering to Star’s common unitholders, each at a price of $2.60 per common unit, resulting in the aggregate issuance of 25 million new common units. Pursuant to the Soros Group proposal, the Soros Group would become the new general partner of the Partnership.

The Soros Group proposal contemplates maintaining the current arrangements with the holders of approximately 94% in principal amount of Star’s senior notes, including the conversion of $26.9 million of senior notes into common units at $2.00 per common unit.

The Soros Group proposal is subject to completion of a confirmatory due diligence review and negotiation and execution of definitive agreements.

The board of directors of Star’s general partner, Star Gas LLC, will be evaluating the Soros Group proposal in the near future.

As previously announced on December 5, 2005, the Partnership has entered into agreements with Kestrel Energy Partners, LLC (“Kestrel”) and holders of approximately 94% in principal amount of its senior notes. The Partnership has, in connection with the Kestrel transaction, scheduled a special meeting of unit holders which is scheduled to be held March 17, 2006.

The Kestrel transaction provides for, among other things: the receipt by the Partnership of $50 million in new equity financing through the issuance to Kestrel of 7,500,000 common units at $2.00 per unit for an aggregate of $15 million and the issuance of an additional 17,500,000 common units in a rights offering to Star’s common unitholders at an exercise price of $2.00 per unit for an aggregate of $35 million. The rights in the Kestrel transaction agreements are non-transferable, and Kestrel has agreed to buy any common units not subscribed for in the rights offering. Pursuant to the Kestrel transaction, Kestrel Heat, LLC, a wholly owned subsidiary of Kestrel, would become the new general partner of the Partnership.

The agreements relating to the Kestrel transaction can be found as exhibits to the Partnership’s Form 8-K, filed on December 5, 2005. The Partnership has also filed proxy material relating to the Kestrel transaction on January 24, 2006.

Forward Looking Information

This news release includes “forward-looking statements” which represent the Partnership’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the approval of the recapitalization; the effect of weather conditions on our financial performance; anticipated proceeds from weather insurance; the price and supply of home heating oil; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to effect strategic acquisitions or redeploy underperforming assets; the ultimate disposition of excess proceeds from the sale of the propane segment should the recapitalization not be consummated; the impact of litigation; the ongoing impact of the business process redesign project at the heating oil segment and our ability to address issues related to that project; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future environmental, health and safety regulations; customer creditworthiness; and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although the Partnership believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the Partnership’s expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K for the year ended September 30, 2005 and its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2005, including without limitation and in conjunction with the forward-looking statements included in this news release. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Partnership undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

About Star Gas Partners

Star Gas Partners, L.P. is the nation’s largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.